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                                                                   EXHIBIT 99.1



                  SONUS AND ABBOTT AMEND ECHOGEN(R) AGREEMENTS

BOTHELL, Wash., February 1, 1999 - SONUS Pharmaceuticals, Inc. (Nasdaq:SNUS) today announced that it has executed amendments to the marketing and distribution agreements with Abbott Laboratories (Abbott) covering EchoGen(R) (perflenapent injectable emulsion). Included in the amendments are reductions to the royalty rates on international sales of EchoGen(R), and redefinition of U.S. and international milestones which trigger milestone payments to SONUS. The U.S. royalty rates and the aggregate amount of milestone payments were not changed. In addition, provisions were added to the agreements which allow SONUS to request Abbott to make milestone payments in advance of the achievement of certain milestones, in exchange for SONUS common stock.

"Prior to beginning the commercialization of EchoGen(R), we believed it was important to rework certain terms of the agreements to address the challenges of launching a new technology that could change the practice of the diagnosis of cardiovascular disease," said Michael A. Martino, president and COO of SONUS. "We are pleased to see Abbott's continued commitment to EchoGen(R) and the ultrasound contrast field."

EchoGen(R) is SONUS' proprietary fluorocarbon-based ultrasound contrast agent. It has been approved for use in the 15 countries of the European Union as a transpulmonary echocardiographic contrast agent for use in patients with suspected or established cardiovascular disease who have had previous inconclusive non-contrast studies. EchoGen(R) is not approved for use in the United States. An application for approval has been submitted. Under agreements signed in 1996, Abbott has the exclusive marketing and distribution rights to EchoGen(R) in all countries of the world except for 10 countries in the Pacific Rim, including Japan.


                                     -More-
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ABBOTT LABORATORIES AND SONUS PHARMACEUTICALS, INC. ANNOUNCE AMENDMENTS TO
ECHOGEN(R) AGREEMENTS
FEBRUARY 1, 1999
PAGE 2


SONUS Pharmaceuticals, Inc., based in Bothell, Wash., is engaged in the research and development of ultrasound contrast agents and drug delivery systems based on its proprietary PhaseShift(TM) fluorocarbon technology. The company's products are being investigated for use in the diagnosis and treatment of heart disease, cancer and other debilitating conditions.

Contact:       Gregory Sessler
               SONUS Pharmaceuticals, Inc.
               (425) 487-9500


Certain of the statements made in this news release are forward looking such as those relating to future milestone payments and the commercialization of EchoGen(R). Among the factors that could result in a materially different outcome are: Milestone payments from Abbott are dependent upon the achievement of certain regulatory and commercialization milestones. EchoGen(R) will require regulatory approval, which approval is subject to certain regulatory requirements and can be lengthy and ultimately will depend on a number of factors including safety and efficacy. Market acceptance of EchoGen(R) will depend on a number of factors, including safety, efficacy, ease of administration and the presence of competitive imaging products or technologies. There can be no assurance that the FDA will approve EchoGen(R) or that the regulatory and commercialization milestones necessary to trigger milestone payments from Abbott will be achieved or that SONUS will, without such milestone payments, have sufficient resources to achieve any regulatory or commercial milestones.

NOTE: News releases and additional information about SONUS can be accessed at the SONUS Homepage, http://www.sonuspharma.com.

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